The Board of Directors
Checkpoint Systems, Inc.
101 Wolf Drive
PO Box 188
Thorofare
NJ 08086
USA

10 April 1996


Dear Sirs



We consent to the incorporation by reference in the amendment to the registration statement dated April 10, 1996 on Form S-3 of Checkpoint Systems, Inc. of our report dated February 13, 1996, with respect to the consolidated balance sheet of Actron Group Limited and subsidiaries as of November 30, 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for the eleven-month period ended November 30, 1995, which report appears in the Form 8-K/A of Checkpoint Systems, Inc. dated February 15, 1996.





Yours faithfully

KPMG